Exhibit 99.01

Investor Contact:	Trade Press Contact:
Stan Finkelstein	David Viera
Investor Relations	Corporate Communications
(925) 290-4321	(925) 290-4681
ir@formfactor.com	dviera@formfactor.com

FormFactor, Inc. Updates Third Quarter Revenue Plan
Company Also Announces Employee Stock Option Exchange Program

LIVERMORE, Calif. — August 31, 2010 — FormFactor, Inc. (Nasdaq: FORM) today announced that it expects revenue for fiscal third quarter 2010 to be between $46 and $48 million, lower than the previous expectation of the low to mid $50 millions. The lower than expected results are due to the timing of completion of qualifications for the Matrix product family at major customers, the company’s decision to turn away low margin business and longer lead times quoted than customers requested.

“Our new Matrix platform is gaining traction,” said Carl Everett, CEO. “I believe as our Matrix products become fully adopted at all major DRAM manufacturers, it will become the preferred full-wafer-contact probe solution.”

FormFactor also announced today its intent to file a program in which it will offer a voluntary stock option exchange for its employees. The exchange program offer is designed to help the company retain and incentivize employees, with the aim of enhancing value for all shareholders. The program, which was approved by the Board of Directors, will provide FormFactor employees the opportunity to exchange certain stock options with exercise prices that are currently underwater, for replacement options that can be exercised at a price that more closely reflects FormFactor’s current share value.  The program excludes named executive officers and Board members.

“Retaining our experienced employees is essential to executing our turnaround plan for FormFactor,” Everett continued. “The stock option exchange provides an opportunity for our employees to eliminate the negative impact of having options that are substantially underwater. It will also encourage them to take part in the turnaround and to create a company that delivers long-term shareholder value.”

A conference call to discuss the financial guidance and the stock option exchange program will be held tomorrow, September 1 at 2:30 p.m. PDT, or 5:30 p.m. EDT. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until September 3, 2010 at 9:00 p.m. PDT, and can be accessed by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering confirmation code 98363594.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any stock options. FormFactor, Inc. expects to announce further information on the details of the proposed exchange offer in the near future. The exchange offer, if commenced, will be made solely by and subject to the terms and conditions set forth in a Schedule TO (including the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Offer to Exchange”)) that will be filed by FormFactor, Inc. with the Securities and Exchange Commission (“SEC”). The Schedule TO and related materials will contain important information, including complete instructions on how to tender stock

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options, and should be read carefully and in their entirety before any decision is made with respect to the exchange offer. The Offer to Exchange will be delivered to all eligible holders of eligible stock options. Once the Schedule TO and offer documents are filed with the SEC, they will be available free of charge on the SEC’s website at www.sec.gov.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

FORWARD-LOOKING STATEMENTS. Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, market conditions, expectations and operating plans. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: changes in actual results for the third quarter as compared to the updated information contained in this release, our ability to qualify our Matrix products and have them be adopted at all major DRAM manufacturers as the preferred full-wafer-contact probe solution, our ability to take steps to increase our profit margins, our ability to make the decision to forego certain product orders but retain the customer for other existing or future orders, the demand for semiconductor devices, especially memory devices, the timing and extent of a semiconductor industry recovery, our ability to retain and incentivize employees and to complete an employee stock option program exchange, and our ability to deliver long-term shareholder value. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 26, 2009, as filed with the SEC, and subsequent SEC filings, including the company’s Form 10-Q for its fiscal quarterly period ending March 27, 2010 and the company’s Form 10-Q for its fiscal quarterly period ending June 26, 2010. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.